UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2015

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2015, Sorrento Therapeutics, Inc. (the “Company”) and TNK Therapeutics, Inc. (“TNK”), a wholly-owned subsidiary of the Company, entered into a binding term sheet to exclusively license the NanoVelcro Circulating Tumor Cell profiling assay (the “Technology”) from Cytolumina Technologies Corp. (“CTC”) and Fetolumina Technologies Corp. (“FTC”). Upon execution of definitive license agreements, CTC and FTC each will grant to TNK an exclusive and perpetual license to the Technology to research, develop, use, offer for sale, sell, have sold, distribute, import, and export the Technology and any products developed from or includes the Technology (the “Product”) for all uses or applications for cell based therapies, including but not limited to CAR-T and CAR.TNK immunotherapies (the “TNK Field”). Additionally, CTC and FTC each will grant to the Company an exclusive and perpetual license to the Technology to research, develop, use, offer for sale, sell, have sold, distribute, import and export the Technology and any Products that incorporate a Company proprietary antibody for uses or applications.

Upon execution of definitive license agreements, TNK shall acquire 4.166% of the capital stock of each of CTC and FTC for an aggregate purchase price of $5 million. In addition, the definitive license agreements shall provide that TNK, on the one hand, and CTC and FTC, on the other hand, shall share the profits from the net sales of TNK for any Product in the TNK Field on a 50/50 basis. The Company, on the one hand, and CTC and FTC, on the other hand, shall share the profits from net sales of the Company for any Product that incorporates a Company proprietary antibody outside the TNK Field on a 50/50 basis. CTC and FTC shall pay the Company 10% of the net profit of CTC and FTC, respectively, for sales of any Product that incorporates a Company proprietary antibody outside the TNK Field.

The parties anticipate that definitive agreements will be entered into prior to or on September 1, 2015, subject to TNK completing due diligence to its reasonable satisfaction.

The foregoing summary is qualified in its entirety by the full text of the binding term sheet described above, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated August 11, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2015

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name: Henry Ji
Title: President and Chief Executive Officer